[FERGUSON & COMPANY LETTERHEAD]


                                 March 31, 1998


Board of Directors
Douglas Savings Bank
14 North Dryden Avenue
Arlington Heights, Illinois

Directors:

     We hereby consent to the use of our firm's name in the Form AC Application for Conversion of Douglas Savings Bank, and any amendments thereto, in the Form S-1 Registration Statement of Ben Franklin Financial, Inc. and any amendments thereto, and in the Application H-(e)1-S fo Ben Franklin Financial, Inc. We also hereby consent to the inclusion of, summary of, and reference to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of Ben Franklin Financial, Inc.


                                             Sincerely,

                                             /s/ Charles M. Hebert

                                             Charles M. Hebert
                                             Principal